Exhibit 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:
Synovics Pharmaceuticals, Inc .

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series C Convertible Redeemable Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
SERIES C CONVERTIBLE REDEEMABLE PREFERRED STOCK OF
SYNOVICS PHARMACEUTICALS, INC.
(pursuant to the Nevada Revised Statutes)

(continued on attachment)

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of Stale NRS Amend Designation - After
Revised: 7-1-08

     Synovics Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), hereby certifies that, pursuant to authority vested in the Board of Directors of the Corporation by Article Fourth of the Restated Articles of Incorporation of and approved by a majority of stockholders the Corporation, the following resolution was adopted as of September 11, 2008 by the Board of Directors of the Corporation pursuant to Section 78.1955 of the Nevada Revised Statutes of the State of Nevada:

     RESOLVED that, pursuant to authority vested in the Board by Article Fourth of the Corporation’s Restated Articles of Incorporation, out of the total authorized number of 5,000,000 shares of Corporation preferred stock, par value $0.001 per share, there shall be designated a series of 100,000 shares which shall be issued in and constitute a single series to be known as “Series C Convertible Redeemable Preferred Stock” (hereinafter called the “Series C Preferred Stock”). The shares of Series C Preferred Stock have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:

     1.    DEFINITIONS.

     “2006 Notes” shall mean the convertible bridge notes in the aggregate principal amount of $3,395,000 offered to investors in a private placement transaction through Indigo Securities, LLC in 2005 and 2006.

     “2008 Convertible Bridge Notes” means convertible promissory notes issued by Kirk in April 2008.

     “Additional Liquidation Amounts” shall have the definition assigned thereto in Section 6(b) hereof.

     “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation after the filing of this Certificate of Designation, other than:

           (i)   securities issued or issuable upon conversion of the Series C Preferred Stock or as Dividend Shares (as hereinafter defined);

           (ii)   securities issuable upon exercise of any options, warrants or rights to purchase or exchange any securities of the Corporation or the conversion of convertible securities, in each case outstanding as of the date hereof and any securities issuable upon the conversion thereof;

           (iii)   securities issuable upon exercise of the right to purchase under that certain Rights Agreement effective as of September 6, 2006 by and between the Corporation and Continental Stock Transfer Company;

           (iv)   securities issuable as a result of the triggering of anti-dilution protections;

           (v)   securities issued or issuable pursuant to stock dividends, stock splits, distributions, recapitalizations or similar transactions in which all classes and series of capital stock are adjusted equally;

           (vi)   securities (other than securities subject to clause (ii) above) issued or issuable (either directly or upon exercise of options, warrants, convertible securities or Common Stock Equivalents issued or issuable) to directors, officers, employees of, and advisors and consultants to, the Corporation pursuant to any plan existing on the date hereof and approved by a majority of the Board of Directors;

           (vii)   securities issued or issuable by the Corporation to the public pursuant to a registration statement filed under the Securities Act of 1933, as amended;

           (viii)  securities issued or issuable to the sellers of an entity pursuant to the acquisition of such entity by the Corporation by merger, purchase of substantially all of the assets, or other reorganization whereby the Corporation owns not less than 51% of the voting power of such entity;

           (ix)   securities issued or issuable to financial institutions, lessors, or vendors in connection with the provision of credit to the Corporation or any of its subsidiaries pursuant to arrangements approved by a majority of the Board of Directors;

           (x)   securities issued or issuable in connection with any research, collaboration, technology license, development, marketing or other similar agreements or strategic partnerships approved by a majority of the Board of Directors;

           (xi)   securities issued or issuable following an affirmative vote or prior written consent of the holders of a majority of the then outstanding shares of Series C Preferred Stock (voting as a separate class) that designated shares of issued or deemed to be issued shall not constitute Additional Shares of Common Stock; or

           (xii)   securities issued or issuable by way of dividend or distribution on shares excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (i) through (xi) or this clause (xii).

     “Base Share Price” shall have the definition assigned thereto in Section 3(i) hereof.

     “Common Stock” means the common stock, $0.001 par value per share, of the Corporation.

     “Common Stock Equivalents” shall mean any securities of the Corporation or any of its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

     “Conversion Date” shall mean, with respect to any shares of Series C Preferred Stock, the effective date of the conversion thereof pursuant to Section 3 hereof.

     “Conversion Rights” shall have the definition assigned thereto Section 3 hereof.

     “Date of Issuance” shall have the definition assigned thereto in Section 5(a) hereof.

     “Dilutive Issuance” shall have the definition assigned thereto in Section 3(i) hereof.

     “Dividend Rate” shall have the definition assigned thereto in Section 5(a) hereof.

     “Dividend Shares” shall mean shares of Series C Preferred Stock issued in lieu of cash dividends pursuant to Section 5(b) hereof.

     “Effective Price” shall mean the quotient determined by dividing (A) the aggregate consideration received, or deemed to have been received by the Corporation for a Dilutive Issuance under Section 3(i) for such Additional Shares of Common Stock by (B) the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under Section 3(i).

     “Fair Market Value” shall mean, on any given day, the closing sale price of the Common Stock on the principal securities market on which the Common Stock may at the time be traded on such day, or, if there have been no sales on any such exchange on such day, the average of the highest bid and lowest asked prices on such market at the end of such day, or, if on such day the Common Stock is not so traded, the average of the representative bid and asked prices quoted on the OTCBB as of 4:00 P.M., New York time, or, if on such day the Common Stock is not quoted on the OTCBB, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the PinkSheet, LLC, or any similar successor organization. If at any time Common Stock is not traded on any securities exchange or quoted on the OTCBB or the over-the-counter market, the “Fair Market Price” shall be as determined by the Board of Directors of the Corporation in good faith, absent manifest error.

     “Junior Stock” shall have the definition assigned thereto in Section 5(a) hereof.

     “Kirk” means Kirk Pharmaceuticals, LLC, a Florida limited liability company.

     “Liquidation Event” shall mean any of the following: (i) merger, acquisition, sale of voting control or sale of all or substantially all of the assets of the Corporation, or other similar transaction, in which the pre-transaction stockholders of the Corporation do not own a majority of the outstanding shares of the surviving or acquiring corporation, (ii) any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, (iii) the entry of a decree or order by a court having jurisdiction adjudging the Corporation bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of the Corporation, under federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency, or other similar law, and the continuance of any such decree or order unstayed and in effect for a period of 60 days; or (iv) the commencement by the Corporation of a voluntary case under federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency, or other similar law, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under federal bankruptcy law or any other applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, or similar official of the Corporation or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Corporation in furtherance of any such action.

     “Liquidation Preference Amount” shall have the definition assigned thereto in Section 6(a) hereof.

     “Original Date of Issuance” shall have the definition assigned thereto in Section 3(e) hereof.

     “OTCBB” shall mean the over-the-counter bulletin board.

     “Redemption Date” shall mean the third anniversary of the Original Date of Issuance, provided that if such date shall not be a business day in the City of New York, New York, the next succeeding business day.

     “Series C Stock Conversion Price” shall have the definition assigned thereto in Section 3(c) hereof.

     “Series C Stock Conversion Rate” shall have the definition assigned thereto in Section 3(b) hereof.

     “Stated Value” shall mean $500 per share of Series C Preferred Stock, subject to adjustments for stock splits, reverse stock splits and similar events with respect to the Series C Preferred Stock.

     “Trading Days” shall mean any day during which the New York Stock Exchange shall be open for business.

     Any reference herein to “holder” shall be deemed to refer to any nominee of the holder.

     2.   VOTING RIGHTS.

      Except as required by law, the shares of Series C Preferred Stock shall be voted together with the shares of Common Stock and other shares of Preferred Stock entitled to vote together with the shares of Common Stock, and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: Each holder of shares of Series C Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series C Preferred Stock are convertible (pursuant to Section 3 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

     3.   CONVERSION RIGHTS.

      The holders of the Series C Preferred Stock shall have the following rights with respect to the conversion of the shares of Series C Preferred Stock into shares of Common Stock (the “Conversion Rights”):

     (a)   Conversion.

               (i)   Subject to and in compliance with the provisions of this Section 3 and applicable law, at the option of such holder, any share of Series C Preferred Stock and the accrued, but unpaid, dividends thereon held by a holder that has not been redeemed pursuant to Section 4 below, may be converted at any time into fully-paid and nonassessable shares of Common Stock.

               (ii)   Subject to and in compliance with the provisions of this Section 3 and applicable law, at the option of the Corporation, the Series C Preferred Stock and any accrued, but unpaid, dividends thereon shall be convertible into shares of Common Stock in the event that (i) the Corporation’s shares trade at an average price per share equal to or greater than 200% of the then current conversion price of the Series C Preferred for 10 of any 20 consecutive trading days and such shares are traded at an average daily dollar volume of $100,000 (average share price times the average volume) during the same 20 day trading period. In the event that the Corporation’s shares trade at an average price per share equal to or greater than 300% of the then current Series C Preferred Conversion Price for 20 consecutive trading days, the Series C Preferred Stock and any accrued, but unpaid, dividends shall be automatically converted into Common Stock.

              (iii)   The number of shares of Common Stock to which such holder of Series C Preferred Stock shall be entitled upon conversion pursuant to the immediately preceding clause (i) or (ii) shall be the product obtained by multiplying the “Series C Stock Conversion Rate” then in effect, calculated as provided in Section 3(b), by the number of shares of Series C Preferred Stock being converted.

     (b)    Series C Stock Conversion Rate. The conversion rate in effect at any time for conversion of the Series C Preferred Stock (the “Series C Stock Conversion Rate”) shall be the quotient obtained by dividing the Stated Value plus any accrued but unpaid dividends on each share of Series C Preferred Stock by the “Series C Stock Conversion Price”, calculated as provided in Section 3(c).

     (c)    Series C Stock Conversion Price. The conversion price for the Series C Preferred Stock shall initially be fifty cents ($0.50) (the “Series C Stock Conversion Price”). Such initial Series C Stock Conversion Price shall be adjusted from time to time in accordance with this Section 3. All references to the Series C Stock Conversion Price herein shall mean the Series C Stock Conversion Price as so adjusted.

     (d) Mechanics of Conversion. Each holder of Series C Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 3 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series C Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of

Series C Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash (at the Fair Market Value) the value of any fractional share of Common Stock otherwise issuable to any holder of Series C Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series C Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

     (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Date of Issuance of the first share of Series C Preferred Stock (the “Original Date of Issuance”) effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series C Preferred Stock, the Series C Stock Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Date of Issuance combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series C Preferred Stock, the Series C Stock Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment pursuant to this Section 3(e) shall become effective simultaneously with the effectiveness of such subdivision or combination.

     (f) Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Original Date of Issuance makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series C Stock Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series C Stock Conversion Price then in effect by a fraction (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date and (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series C Stock Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series C Stock Conversion Price shall be adjusted pursuant to this Section 3(f) to reflect the actual payment of such dividend or distribution.

     (g) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Date of Issuance, the Common Stock issuable upon the conversion of the Series C Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than as a result of a subdivision or combination of shares or stock dividend or a reorganization, merger or consolidation provided for elsewhere in this Section 3), in any such event each holder of Series C Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series C Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

     (h) Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Original Date of Issuance, there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or person (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 3), as a part of such capital reorganization, merger or consolidation, provision shall be made so that the holders of the Series C Preferred Stock shall thereafter be entitled to receive upon conversion of the Series C Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger or consolidation, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of Series C Preferred Stock after the capital reorganization, merger or consolidation to the end that the provisions of this Section 3 (including adjustment of the Series C Preferred Stock Conversion Price then in effect and the number of shares issuable upon conversion of the Series C Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

     (i) Sale of Shares Below Series C Stock Conversion Price.

           (i)    If at any time or from time to time after the Original Date of Issuance, the Corporation issues or sells, or is deemed by the express provisions of this Section 3(i) to have issued or sold, Additional Shares of Common Stock, other than as a dividend or other distribution on any class of stock as provided in Section 3(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 3(e) above, for an Effective Price less than the then effective Series C Stock Conversion Price (each such issuance a “Dilutive Issuance”), then in each such case the then existing Series C Stock Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, in accordance with the following formula:

X = ((A)(Y)) + ((B)(Z))
                  Y + Z

where:
X =	the new Series C Stock Conversion Price;

A =	the Series C Stock Conversion Price in effect immediately before the Dilutive Issuance;

Y =
the number of shares of Common Stock outstanding immediately before the Dilutive Issuance, including all shares of Common Stock issuable upon exercise, conversion or exchange of Common Stock Equivalents outstanding immediately before the Dilutive Issuance, whether or not then exercisable, convertible or exchangeable, but excluding any treasury shares;

B =	Base Share Price (as defined in Section 3(i), (ii), (iii) or (iv) below); and

Z =	the number of shares of Common Stock issued in the Dilutive Issuance or issuable upon conversion or exercise of Common Stock Equivalents issued in the Dilutive Issuance.

     Such adjustment to the Series C Stock Conversion Price shall be made upon each occurrence of a Dilutive Issuance.

           (ii)    In the case of the issuance of Common Stock for cash, the Base Share Price shall be deemed to be the amount of cash paid therefor.

           (iii)    In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the Base Share Price shall be deemed to be the sum of such cash and the fair value of such consideration as determined by the Board of Directors of the Corporation, irrespective of any accounting treatment, absent manifest error.

           (iv)    In the case of the issuance of Common Stock Equivalents, the following provisions shall apply for all purposes of this Section 3(i):

                 (1) The aggregate maximum number of shares of Common Stock deliverable upon conversion or exercise of, or in exchange for, any such Common Stock Equivalents shall be deemed to have been issued at the time such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for the Common Stock Equivalents (including any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential anti-dilution adjustments) upon the conversion, exchange or exercise of such Common Stock Equivalents; provided that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of Common Stock Equivalents is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of anti-dilution adjustments, the then Base Share Price shall be recalculated using the figure to which such minimum amount of consideration is reduced when such reduction becomes effective; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such Common Stock Equivalents is subsequently increased, the then Base Share Price shall be again recalculated when such increase becomes effective using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such Common Stock Equivalents.

                 (2) Upon the expiration or termination of any Common Stock Equivalents, the Conversion Price shall be adjusted to reflect the Conversion Price in effect prior to the issuance of such Common Stock Equivalents.

                 (3) No further adjustment of the Conversion Price, as adjusted upon the issuance of Common Stock Equivalents, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such rights or options or the conversion of any such Common Stock Equivalents.

     (j) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series C Stock Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series C Preferred Stock, if the Series C Preferred Stock is then convertible pursuant to this Section 3, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series C Preferred Stock at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series C Stock Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock, and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series C Preferred Stock.

     (k) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation or any merger or consolidation of the Corporation with or into any other corporation, the Corporation shall mail to each holder of Series C Preferred Stock at least ten (10) days prior to the record date specified therein (or such shorter period approved by a majority of the outstanding Series C Preferred Stock) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation or merger, is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation or merger.

     (l) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series C Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series C Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Fair Market Value on the date of conversion.

     (m) Notices. Any notice required by the provisions of this Section 3 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt, or (v) by email subject to electronic confirmation of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

     (n) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series C Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered.

     4.   REDEMPTION.

     (a)   On the Redemption Date, the Corporation may, at its option, redeem all the outstanding shares of Series C Preferred Stock and concurrently with surrender by the holders of Series C Preferred Stock of the certificates representing such shares, the Corporation shall, to the extent it may lawfully do so, redeem such shares by paying in cash therefor an amount (the “Redemption Price”) per share equal to the sum of: (i) any accrued, but unpaid, dividends on such shares of the Series C Preferred Stock; plus (ii) the Stated Value of the shares of Series C Preferred Stock to be so redeemed. Notwithstanding anything herein to the contrary, each holder of shares of Series C Preferred Stock shall have the right to elect to give effect to the conversion rights contained in Section 3 hereof at any time prior to the redemption of their shares of Series C Preferred Stock in accordance with this Section 4 with respect to the shares of Series C Preferred Stock held by such holder.

     (b)   Any shares of Series C Preferred Stock for which the holders thereof have not received the Redemption Price payable to them in cash will continue to be outstanding, and all rights with respect to such shares shall remain outstanding until such time as the Redemption Price payable to such holders is received by them. Upon payment of the Redemption Price for each share, all rights of the holders of such shares of Series C Preferred Stock as holders of Series C Preferred Stock shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

     5.   DIVIDENDS.

     (a)   Holders of Series C Preferred Stock, in preference to the holders of all classes and series of Common Stock and any other class or series of preferred stock of the Corporation which is not expressly designated as senior to, or on parity with, the Series C Preferred Stock (collectively, “Junior Stock”) with respect to the payment of dividends or distributions, shall be entitled to receive out of funds that are legally available therefor, cumulative dividends at the rate of six percent (6.0%) of the Stated Value per annum (the “Dividend Rate”) on each outstanding share of Series C Preferred Stock, accruing on a daily basis from and including the Date of Issuance (as defined below in this Section 5(a)) and ceasing upon the date immediately preceding the Redemption Date or the Conversion Date. Such dividends shall be paid on a quarterly basis every March 31, June 30, September 30, and December 31, commencing June 30, 2008. The dividends described in this Section 5(a) shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. To the extent not paid, all dividends that have accrued shall be accumulated and shall remain accumulated dividends until paid. No dividends will be paid on the Junior Securities until dividends have been declared and paid on Series C Preferred Stock. All holders of Series C Preferred Stock shall be pari passu with respect to their entitlement to receive dividends. The date on which the Corporation initially issues any share of Series C Preferred Stock shall be deemed to be its “Date of Issuance” regardless of the number of times transfer of such Series C Preferred Stock is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Series C Preferred Stock. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued and accumulated with respect to the Series C Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the number of Series C Preferred Stock held by each such holder. Accrued, but unpaid, dividends shall be payable out of funds legally available therefor in arrears on any of the following dates: (1) upon and on the date of a Liquidation Event; (2) on the Conversion Date; and (3) on the Redemption Date.

     (b) At the option of the Corporation the dividends payable pursuant to Section 5(a) hereof may be paid either in cash or by issuance of additional full or fractional shares of Series C Preferred Stock. In the event that the Corporation shall elect to pay any such dividend in shares of Series C Preferred Stock, the Corporation shall deliver written notice thereof to the holders of the Series C Preferred Stock at least 20 Trading Days prior to the relevant dividend payment date. Such Dividend Shares shall be valued on an as converted basis equal to ninety percent (90%) of the volume weighted closing price for the Common Stock during the aforementioned 20 Trading Days prior to but not including such quarterly dividend payment date.

     (c) The holders of Series C Preferred Stock shall participate pro rata in any dividends paid on the Common Stock on an as-if-converted basis.

     6.   LIQUIDATION PREFERENCE.

     (a)   Upon the occurrence of a Liquidation Event the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Junior Stock, an amount per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like affecting the Series C Preferred Stock) equal to the product of (the “Liquidation Preference Amount”):

            (i)   the sum of any accrued, but unpaid, cash dividends on such shares of Series C Preferred Stock plus an amount equal to the Stated Value of the shares of Series C Preferred Stock outstanding; and

            (ii)   1.25.

     (b)   If upon the occurrence of a Liquidation Event, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the Liquidation Preference Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock. If upon the occurrence of a Liquidation Event, there are assets and funds available for distribution to the stockholders after payment to the holders of Series C Preferred Stock the full amount specified in Section 6(a) (“Additional Liquidation Amounts”), such Additional Liquidation Amounts shall be distributed to the holders of shares of Common Stock and the holders the Series C Preferred Stock that have theretofore converted into shares of Common Stock on an “as converted” basis.

     (c) Notwithstanding anything herein to the contrary, if the holders of a majority of the then outstanding shares of Series C Preferred Stock so agree, any transaction deemed to be a Liquidation Event shall not be deemed to be a Liquidation Event, and shall not be subject to the requirements of this Section 6.

     7.   EXCLUSION OF OTHER RIGHTS

     Except as may otherwise be required by law, the shares of Series C Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this certificate (as such certificate may be amended from time to time) and in the Corporation’s Restated Articles of Incorporation. The shares of Series C Preferred Stock shall in all other respects be treated in the same manner as the Corporation’s Common Stock.

[SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, this Certificate of Designations has been executed by the Corporation by its Chief Executive Officer as of this 11th day of September, 2008.

SYNOVICS PHARMACEUTICALS, INC.

By:	/s/ Jyotindra Gange
Name: Jyotindra Gange
Title: Principal Executive Officer